EXHIBIT J

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 14, 2005 (except for Note H for which the date is March 24, 2005), relating to the financial statements and financial highlights which appear in the November 30, 2004 Annual Report of Dimensional Emerging Markets Value Fund Inc., which is also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Service Providers”, “Independent Registered Certified Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

March 28, 2005